Exhibit 5.3

CONSENT OF EXPERT

TO:	Suncor Energy Inc.
The Securities and Exchange Commission

Re:    Suncor Energy Inc.

Dear Sirs/Mesdames:

We refer to the following reports (the "Reports") prepared by GLJ Ltd. ("GLJ"):

•	Reserves Assessment and Evaluation of In Situ Oil Sands Properties – Corporate Summary dated February 18, 2022;

•	Reserves Assessment and Evaluation of Oil Sands Mining Properties – Corporate Summary dated February 18, 2022;

•	Reserves Assessment and Evaluation of the P&NG Reserves of Suncor Energy Inc., Newfoundland Offshore Areas dated February 18, 2022;

•	Reserves Assessment and Evaluation of the P&NG Reserves of Suncor Energy Inc., Norway Properties dated February 18, 2022; and

•	Reserves Assessment and Evaluation of the P&NG Reserves of Suncor Energy Inc., UK Properties dated February 18, 2022,

which provide GLJ's reports on proved and probable reserves evaluations of Suncor Energy Inc.'s Canadian mining and in-situ leases, Canadian offshore conventional assets and international operations that were evaluated as at December 31, 2021.

We hereby consent to being named in, and to the use of, or reference to, excerpts and information derived from the said Reports by Suncor Energy Inc. in its Registration Statement on Form F-10, dated as of May 25, 2022 (the "Registration Statement"), and any amendments thereto. We hereby also consent to the reference to our firm under the heading "Experts".

Yours truly,

GLJ LTD.

/s/ Tim R. Freeborn
Tim R. Freeborn, P.Eng.
Vice President and Chief Financial Officer

Dated: May 25, 2022

Calgary, Alberta, CANADA